EXHIBIT 10.57

AGREEMENT
This Agreement (“Agreement”) is entered into this 17th day of November, 2011 (the “Effective Date”) by and between Yoram Cedar (“Executive” or “you”), an individual, and SanDisk Corporation, a Delaware corporation, on behalf of itself, its subsidiaries and company affiliates (collectively “SanDisk” or the “Company”).
WHEREAS, Executive has been employed at the Company for 13 years and served in various executive capacities;
WHEREAS, the Company acknowledges the leadership and technological contributions Executive has made to the Company over the years; and,
WHEREAS, Executive and the Company have mutually agreed that Executive will resign from his employment at the Company effective December 31, 2011.
NOW THEREFORE the Company and Executive agree as follows:
1.    Executive’s Relationship with the Company. Executive acknowledges that he has been and is an at-will employee of the Company and currently serves as Executive Vice President and Chief Technology Officer. The parties have mutually agreed Executive is resigning from the Company and that his employment shall terminate on December 31, 2011 (“Separation Date”). Provided Executive signs and does not revoke this Agreement, and continues to performs his duties and obligations in a responsible and professional manner, the Company agrees to continue Executive’s employment until the Separation date at his current annual base pay of $485,000, to be paid on a pro rata basis in accordance with the Company’s regular payroll practices. You acknowledge this compensation will be subject to income tax and other legally required withholding, and will be reported by the Company as income to you on IRS Form W-2 for 2011.
2.    Consideration. In exchange for your promises in this Agreement, and in particular your covenants in Sections 4, 5, 6, 7, 8, 9, 12, 14, 16, and 18 of this Agreement, and provided that i) you timely sign and do not revoke this Agreement under Section 17, ii) you remain an employee until the Separation Date, and iii) no later than five (5) days after the Separation Date you timely sign and do not revoke the Further Release of Claims set forth in Appendix A of this Agreement (“Further Release”), except where expressly provided otherwise below the following shall apply:
(a) Separation Pay. The Company agrees to pay you as separation pay the gross sum of $485,000, which constitutes one (1) year base salary. This payment shall be made to you within ten (10) days of your execution of the Further Release following your Separation Date. You acknowledge this payment will be subject to income tax and other legally required withholding, and will be reported by the Company as income to you on IRS Form W-2 for 2012.
(b) 2011 Bonus Plan Participation. You retain full eligibility for participation in the Company’s 2011 bonus plan, and the Company agrees to pay you one hundred percent (100%) of your target bonus in the amount of $436,500, if and when bonuses are distributed pursuant to the plan, but in no event shall such payment be made later than March 15, 2012. You acknowledge this payment will be subject to income tax and other legally required withholding, and will be reported by the Company as income to you on IRS Form W-2 for 2012.
(c)     Equity Vesting; Acceleration; Exercise. Executive has been granted stock options and restricted stock units (“Executive’s Equity Awards”) pursuant to the Company’s Stock Option Plan as amended (“Plan”), on the terms provided in the applicable equity grant agreements issued to Executive. You acknowledge that you are not presently entitled to any additional grants of stock options or other equity in your capacity as an employee of the Company, nor will be after the Separation Date.
The provisions of the Plan that establish a vesting schedule will be modified in part as follows with respect to Executive’s Equity Awards:
(i)    Your present unvested stock options and unvested restricted stock units will continue to vest through the Separation Date, on the vesting schedule specified in each particular grant, as long as you continue to remain employed by the Company until the Separation Date;
(ii)    Subject to approval by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”), upon the Separation Date the Company agrees to provide you (and will so recommend to the Compensation Committee) with fifteen (15) months of accelerated vesting of your unvested stock options and your unvested restricted stock units (“Accelerated Equity”), as long as you continue to remain employed by the Company until the Separation Date;
(iii)     Except as provided in this Section 2(c), any other unvested stock options or unvested RSUs otherwise held by you as of the Separation Date, or as of the earlier termination of employment if applicable, shall be canceled;
(iv)    The period of time you have to exercise any vested options, including Accelerated Equity, is defined in the applicable equity grant agreements, and generally is three (3) months after the termination of “Service” as defined in the Plan, which termination of Service shall be the Separation Date or the earlier termination of employment if applicable. Notwithstanding the foregoing, and subject to approval by the Compensation Committee, the Company agrees (and will so recommend to the Compensation Committee) to extend the period of time you have to exercise by the same amount of time you are precluded from doing so as a result of the black-out period described in Section 9 below, but not beyond the original seven (7) year (or other duration, as applicable) expiration date of each option grant.
(d)    COBRA Payments. After your Separation Date, you will receive a COBRA notification statement that will explain your entitlement to purchase for a limited period of time continued health insurance coverage under the Company’s existing health care policies, at your own cost. The amount of your monthly COBRA payment will vary, depending upon the number of dependents you choose to cover. The Company shall pay your monthly COBRA payments for a total of eighteen (18) months or until you obtain comparable group health insurance coverage, whichever occurs first.
3.     Acknowledgment of Consideration. You acknowledge that the payments and benefits described in Section 2 represent amounts and benefits above and beyond those to which you would be entitled if you did not enter into this Agreement including the Further Release.
4.    Non-Solicit; No Hire. You agree and acknowledge that, in consideration of the Company’s agreement to pay the amounts and provide the benefits described in this Agreement, for a period of two (2) years following the Separation Date you will not hire or solicit for employment any employee of the Company, or otherwise encourage any employee to resign from their employment at the Company.
5.    Cooperation. You agree to cooperate fully with the Company and its affiliates, including any attorney retained thereby, in connection with any pending or future litigation or investigatory matter, including but not limited to, the Harkabi, Elazar v. SanDisk Corporation case currently pending in the U.S. District Court for the Southern District of New York. You acknowledge that such cooperation may include, but not be limited to, your: (a) being available for an interview by the Company or its attorneys at mutually convenient times, (b) being available for depositions, trial preparation, trial, or other matters in connection with litigation or investigatory matters; (c) providing to the Company any documents in your possession or under your control that may relate to such litigation or investigatory matters; and (d) providing truthful sworn statements and testimony in connection with such matters. The Company agrees to reimburse all reasonable travel and incidental expenses incurred by you in performing your obligations under this Section 5.
6.    Proprietary Information and Inventions Agreement. You acknowledge and agree that you will remain bound by and comply in all respects with your Proprietary Information and Inventions Agreement, dated as of May 18, 1998, a copy of which is attached as Appendix B (“PIIA”), on the terms set forth therein. In the event of any conflict between the provisions of the PIIA and this Agreement, the provisions of this Agreement shall apply.
7.    Confidential Information/Company Property. You acknowledge that all tangible information, including all files, records, summaries, bills, invoices, copies, excerpts, data, memoranda, letters, notes, written policies and procedures manuals and other information or material pertaining to your work at the Company or containing confidential information that came into your custody, possession or knowledge or were compiled prepared, developed or used by you at any time in the course of or in connection with your work at the Company, including but not limited to inventor notebooks, and all tangible property put in your custody or possession by the Company in connection with your work at the Company, is solely the property of the Company, and you agree that upon or before the Separation Date (notwithstanding any contrary term in the PIIA) you will promptly return all such tangible information in your possession or control, as well as any other Company property or equipment, except for Company mementos of a personal nature, or as may otherwise be agreed.
8.    No Unlawful Conduct. You warrant that you have not engaged in any unlawful conduct in the course of the discharge of your duties for the Company during your employment.
9.    Trading in Company Securities; Transitional Restriction. You agree and acknowledge that, in consideration of the Company’s agreement to pay the amounts and provide the benefits described in this Agreement, you and your Related Persons as defined in the Company’s Insider Trading Policy may not trade in Company Securities during the period beginning thirty (30) days prior to the end of the Company’s fourth quarter of fiscal year 2011 and ending after the close of market on the second business day after the financial results of the Company’s operations for such quarter are publicly announced. Notwithstanding the expiration of the foregoing period, federal law prohibits your trading at any time you are in possession of material non-public information concerning the Company.
10.    Post-Resignation Date Indemnification. The terms of your Indemnification Agreement, dated October 23, 2003, including Section 11 thereof, and the Company’s Bylaws, consistent with Delaware law, shall govern any indemnity rights you may have regarding claims that arise from facts or circumstances that arise prior to the Separation Date.
11.    Benefit to Executive’s Estate. Notwithstanding anything in this Agreement to the contrary, in the event of your death prior to December 31, 2011, the date “December 31, 2011” in each of Sections 1 and 2 of this Agreement will be deemed to instead be the date of your death. If this Section 11 becomes applicable, then, for purposes of the three (3) months generally indicated in Section 2(c)(iv) of this Agreement, vested Executive’s Equity Awards, including any Accelerated Equity, may be exercised by your legal representative subsequent to your death by the later of: (a) such period provided for in the applicable Stock Option Agreement or Restricted Stock Unit Issuance Agreement, or (b) during 90 days after the earlier of (x) the date of notice by your legal representative to the Company of your death or (y) the date three months after the date of your death; provided that such person provides the Company with reasonable evidence of the right of such person to exercise the stock options, including any Accelerated Equity. For the avoidance of doubt, the restriction set forth in Section 9 shall only apply if such legal representative is a Related Person.
12.    Full and General Release of the Company. In consideration for the payments and benefits provided for in this Agreement, you unconditionally release and forever discharge the Company, and its affiliates, parents, subsidiaries, related companies, successors, predecessors, and assigns, and all of its and their officers, directors, partners, shareholders, employees, consultants, agents, representatives, and attorneys, past and present, and each of them (collectively referred to herein as “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement, including, but not limited to, claims that arise out of or in any way relate to your employment or separation from employment with the Company. You acknowledge and agree that except for the consideration specified in this Agreement this general release includes, but is not limited to, any claims for salary, bonuses, compensation, wages, penalties, premiums, severance pay, vacation pay or any benefits, including under the Employee Retirement Income Security Act of 1974, as amended. You further acknowledge and agree that this general release includes, but is not limited to, claims of breach of implied or express employment contracts or covenants, defamation, wrongful termination, public policy violations, fraud or negligent misrepresentation, emotional distress and related matters, claims of discrimination, retaliation or harassment under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the California Constitution, the California Industrial Welfare Commission Wage Orders, and the California Government Code. You expressly understand that among the various rights and claims being waived by you in this Agreement are those arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and in that regard you specifically acknowledge that you have read and understand the provisions of Section17 below before signing this Agreement.
Excluded from this Release are any claims or rights that cannot be waived by law. These rights include the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge. Also excluded from this Release are any rights or claims arising under this Agreement or the terms of your Indemnification Agreement, dated October 23, 2003, including your right to be reimbursed for legal or other expenses you reasonably incur as the result of your discharge of duties for the Company.
13.    Release of You from Known Claims. In consideration for your promises set forth in this Agreement, the Company hereby releases you and your attorney(s), agents, representatives, successors, and assigns from any and all known claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement.
Excluded from this Release are any unknown claims as well as any claims or rights arising under this Agreement or the PIIA.
14.    Covenant Not to Sue. Besides waiving and releasing the claims covered by Section 12 above, you represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims you have released in Section 12, and you agree to withdraw any judicial complaints or lawsuits you have filed, or were filed on your behalf, prior to the effective date of this Agreement. Notwithstanding this Covenant Not to Sue, you may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. You agree and acknowledge that if you sue the Company or any other Releasee in violation of this Agreement, then you shall pay all legal expenses, including reasonable attorneys’ fees, incurred by any Releasee in defending against your suit. Alternatively, if you sue the Company in violation of this Agreement, you may, at the Company’s option, be required to return all monies and other benefits paid to you pursuant to Section 2 of this Agreement, except for $1,000.00 (One Thousand Dollars). In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to you under Section 2 of this Agreement.
In consideration for your promises set forth in this Agreement, the Company promises and agrees that it will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims that it has released in Section 13, above, except by way of setoff against any claims you may file or to seek recovery from you for any breach of this Agreement, including but not limited to a breach of this Section 14.
15.    Release of Unknown Claims by You. For the purpose of implementing a full and complete release, you expressly acknowledge and agree that this Agreement resolves all legal claims you may have against the Company and the Releasees as of the date of this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time of the effective date of this Agreement, despite the fact that California Civil Code section 1542 or other applicable law may provide otherwise. You expressly waive any and all rights which you may have under the provisions of section 1542 of the California Civil Code or any similar law. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
16.    Further Release of Claims. In consideration for the compensation and benefits being provided to you in this Agreement, you hereby agree to execute within five (5) days following your Separation Date the Further Release attached hereto as Appendix A and incorporated herein by reference as a condition to receiving the payments and benefits described in Section 2 of this Agreement.
17.    Voluntary Agreement. You acknowledge that you hereby have been advised in writing to consult with an attorney before you sign this Agreement. You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional seven (7) days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Tom Baker, SVP Human Resources, 601 McCarthy Blvd, Milpitas, CA 95035, on or before the seventh (7th) day after your execution of the Agreement. You understand that the Agreement will not become effective until after that seven (7) day period has passed. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.
18.    Tax Indemnification. You understand and agree that the Company and its attorneys have not and are not providing tax or legal advice, nor making representations regarding tax obligations or consequences, if any, related to this Agreement. You further agree that other than the taxes paid by Company under Section 2 you will assume any tax obligations to which you may be subject as a result of the compensation paid or accrued under this Agreement (“Taxes”), and you shall not seek any indemnification from the Company in this regard. You agree that in the event that any taxing body determines that additional Taxes are due from you, you acknowledge and assume all responsibility for the payment of any such Taxes and agree to indemnify, defend and hold the Company harmless for the payment of such Taxes. You further agree to pay, on the Company’s behalf, any interest or penalties imposed on the Company as a consequence of your failure to pay Taxes, and to pay any judgments, penalties, Taxes, costs and attorneys’ fees incurred by the Company as a consequence of your failure to pay Taxes.

19.    Entire Agreement; No Representations. This Agreement and its appendices set forth the entire agreement between you and the Company pertaining to the subject matter of this Agreement. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above, and that you are relying upon none. This Agreement may not be amended, modified or superseded except by a written agreement signed by both you and the Company. No oral statement by any employee of the Company shall modify or otherwise affect the terms and provisions of this Agreement.
20.    On-The-Job Injury. You hereby certify that as of the effective date you have not experienced a job‑related illness or injury for which you have not already filed a claim.
21.    Public Filing Obligation Acknowledgment. You acknowledge and understand the for purposes of the Securities Exchange Act and/or Securities and Exchange Commission requirements, the Company may be required to file a public disclosure regarding both your departure and the terms of and/or a copy of this Agreement.
22.    Binding Agreement. This Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and its affiliates, and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.
23.    Severability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement. Specifically, should a court or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
24.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
25.    Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:	November 17, 2011		/s/ Yoram Cedar
Yoram Cedar

Dated:	November 17, 2011		SANDISK CORPORATION

		By:	/s/ Tom Baker

		Its:	SVP Human Resources

APPENDIX A

FURTHER RELEASE OF CLAIMS

[TO BE EXECUTED AFTER THE SEPARATION DATE]
This Further Release of Claims (“Further Release”) is executed between Yoram Cedar (“Executive” or “you”) and SanDisk Corporation on behalf of itself, its subsidiaries and company affiliates (collectively “SanDisk” or the “Company”).
1.    Further Full and General Release of the Company. In consideration for the payments and benefits provided to you in the Agreement dated November 17, 2011 (“Separation Agreement”) to which this Further Release of Claims is Appendix A, you unconditionally release and forever discharge the Company, and its affiliates, parents, subsidiaries, related companies, successors, predecessors, and assigns, and all of its and their officers, directors, partners, shareholders, employees, consultants, agents, representatives, and attorneys, past and present, and each of them (collectively referred to herein as “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Further Release, including, but not limited to, claims that arise out of or in any way relate to your employment or separation from employment with the Company. You acknowledge and agree that except for the consideration specified in the Separation Agreement this general release includes, but is not limited to, any claims for salary, bonuses, compensation, wages, penalties, premiums, severance pay, vacation pay or any benefits including under the Employee Retirement Income Security Act of 1974, as amended. You further acknowledge and agree that this general release includes, but is not limited to, claims of breach of implied or express employment contracts or covenants, defamation, wrongful termination, public policy violations, fraud or negligent misrepresentation, emotional distress and related matters, claims of discrimination, retaliation or harassment under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the California Constitution, the California Industrial Welfare Commission Wage Orders, and the California Government Code. You expressly understand that among the various rights and claims being waived by you in this Further Release are those arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and in that regard you specifically acknowledge that you have read and understand the provisions of paragraph 5 below before signing this Further Release.
Excluded from this Further Release are any claims or rights that cannot be waived by law. These rights include the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge. Also excluded from this Further Release are any rights or claims arising under the Separation Agreement or the terms of your Indemnification Agreement, dated October 23, 2003, including your right to be reimbursed for legal or other expenses you reasonably incur as the result of your discharge of duties for the Company.
2.    Further Release of You from Known Claims. In consideration for your promises set forth in the Separation Agreement and this Further Release, the Company hereby releases you and your attorney(s), agents, representatives, successors, and assigns from any and all known claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Further Release.
Excluded from this Release are any unknown claims as well as any claims or rights arising under the Separation Agreement or the PIIA.
3.    Covenant Not to Sue. Besides waiving and releasing the claims covered by paragraph 1 above, you represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims you have released in paragraph 1, and you agree to withdraw any judicial complaints or lawsuits you have filed, or were filed on your behalf, prior to the effective date of this Further Release. Notwithstanding this Covenant Not to Sue, you may bring a claim against the Company to enforce the Separation Agreement or Further Release or to challenge

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the validity of the Separation Agreement or Further Release under the ADEA. You agree and acknowledge that if you sue the Company or any other Releasee in violation of this Agreement, then you shall pay all legal expenses, including reasonable attorneys’ fees, incurred by any Releasee in defending against your suit. Alternatively, if you sue the Company in violation of this Agreement, you may, at the Company’s option, be required to return all monies and other benefits paid to you pursuant to Section 2 of the Separation Agreement, except for $1,000.00 (One Thousand Dollars). In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to you under Section 2 of the Separation Agreement.
In consideration for your promises set forth in the Separation Agreement, the Company promises and agrees that it will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims that it has released in Section 2 above of this Further Release.
4.    Release of Unknown Claims by You. For the purpose of implementing a full and complete release, you expressly acknowledge and agree that this Agreement resolves all legal claims you may have against the Company and the Releasees as of the date of this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time of the effective date of this Agreement, despite the fact that California Civil Code section 1542 or other applicable law may provide otherwise. You expressly waive any and all rights which you may have under the provisions of section 1542 of the California Civil Code or any similar law. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
5.    Voluntary Agreement. You acknowledge that you hereby have been advised in writing to consult with an attorney before you sign this Further Release. You confirm that you have had in excess of twenty-one (21) days to decide whether to sign this Further Release, and you understand that you have five (5) days after the Separation Date (as defined in the Separation Agreement) to sign this Further Release. If you do sign it, you also understand that you will have an additional seven (7) days after you sign to change your mind and revoke the Further Release, in which case a written notice of revocation must be delivered to Tom Baker, SVP Human Resources, 601 McCarthy Blvd, Milpitas, CA 95035, on or before the seventh (7th) day after your execution of the Further Release. You understand that the Further Release will not become effective until after that seven (7) day period has passed. You acknowledge that you are signing this Further Release knowingly and voluntarily and intend to be bound legally by its terms.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:	January 4, 2012		/s/ Yoram Cedar
Executive

Dated:	January 4, 2012		SANDISK CORPORATION

		By:	/s/ Tom Baker

		Its:	SVP Human Resources

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